Exhibit 5.1

L. Kay Chandler

(858) 550-6014

kchandler@cooley.com

May 6, 2011

MediciNova, Inc.

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by MediciNova, Inc., a Delaware corporation (the “Company”), of up to $15,000,000 of shares of the Company’s common stock, par value $0.001 (the “Shares”), pursuant to a Registration Statement on Form S-3 (No. 333-163116) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus included within the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated May 6, 2011, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) The Shares are to be sold by the Company in accordance with the At-The-Market Issuance Sales Agreement, dated May 5, 2011, between the Company and McNichol, Lewis & Vlak LLC (the “Agreement”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Amended and Restated Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the genuineness and authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

Further, we have assumed (i) that no more than 5,961,844 Shares will be sold, based on a sale price of $2.516 per share, representing the last reported sale price of the Company’s common stock on the NASDAQ Global Market on May 5, 2011 and (ii) that no Shares will be sold that would cause the Company to not satisfy the eligibility requirements for use of Form S-3 (including Instruction I.B.6. thereof).

With respect to securities of the company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock than the number that remain authorized but unissued.

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

MediciNova, Inc.

May 6, 2011

Page Two

Our opinion herein is expressed solely with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed with the Commission for incorporation by reference into the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ L. Kay Chandler
L. Kay Chandler

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM